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                                                                    EXHIBIT 99.8

                CERTIFICATION AND REQUEST FOR ADDITIONAL RIGHTS

To the Exercise Agent:

    The undersigned hereby certifies that it is a broker-dealer registered with the Securities and Exchange Commission, commercial bank or trust company, securities depository or participant therein, or nominee therefor, holding of
record           shares of Common Stock of Doskocil Companies Incorporated  (the
"Company")  on behalf of           beneficial owners as of the close of business
on September 29, 1994, the Record Date for the offering by the Company of 5,555,556 shares of Common Stock of the Company pursuant to subscription rights (the "Rights") being distributed to certain holders of Common Stock of the Company, all as described in a Prospectus dated September 19, 1994 a copy of which the undersigned has received. For each share of Common Stock of the Company held of record as of the close of business on the Record Date, .68 Rights are being distributed, and any fractional Right will be rounded up to the
nearest whole number. The undersigned further certifies that          beneficial
owners on whose behalf it held, as of the close of business on the Record  Date, shares of Common Stock of the Company registered in the name of the undersigned are each entitled to an additional Right in accordance with the principle that any fractional Right to which a beneficial owner would otherwise be entitled should be rounded up to the nearest whole number. Accordingly, the undersigned requests that, upon surrender of its Rights Certificate evidencing
         Rights, a Rights  Certificate evidencing             Rights  (including
         additional Rights) be issued. The undersigned further certifies that such beneficial ownership is reflected on the undersigned's records and that all shares of Common Stock of the Company which, to the undersigned's knowledge, are beneficially owned by any such beneficial owner through the undersigned have been aggregated in calculating the foregoing. The undersigned agrees to provide the Company or its designee with such additional information as the Company deems necessary to verify the foregoing.

                                          --------------------------------------
                                                  Name of Record Holder

                                          By:
                                          --------------------------------------
                                              Name:
                                             Title:
                                             Address:
                                             Telephone Number:

                                          Dated: ______________ , 1994

IMPORTANT: THIS CERTIFICATE MUST BE RECEIVED BY THE EXERCISE AGENT PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON OCTOBER 12, 1994, FOR ADDITIONAL RIGHTS TO BE ISSUED AS REQUESTED. ANY QUESTIONS OR REQUESTS FOR ASSISTANCE SHOULD BE DIRECTED TO AMERICAN STOCK TRANSFER & TRUST COMPANY, THE EXERCISE AGENT, AT THE FOLLOWING TELEPHONE NUMBER: (800) 937-5449.